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                                                                   Exhibit 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Chicago Mercantile Exchange Inc:

     As independent public accountants, we hereby consent to the inclusion in this Prospectus/registration statement of our report dated February 8, 2001, except with respect to the matter discussed in note 21, as to which the date is August 1, 2001 on the audited consolidated financial statements and schedule of Chicago Mercantile Exchange Inc. and Subsidiary as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and to the reference to our Firm under the caption "Experts" included in this Prospectus/registration statement.


                                       /s/ Arthur Andersen LLP


Chicago, Illinois,
August 1, 2001.